                                                                      Exhibit 12


                      Mitchell Energy & Development Corp.
               Computation of Ratio of Earnings to Fixed Charges
                         (dollar amounts in thousands)



                                                                                                           Six
                                                                                                          Months
                                                          Fiscal Year Ended January 31                     Ended
                                             -----------------------------------------------------        July 31,
                                               1991       1992        1993       1994       1995           1995
                                             --------   --------    --------   --------   --------       ---------
EARNINGS
Pretax earnings . . . . . . . . . . . . . .  $ 60,484   $ 73,188    $ 60,022   $ 47,376   $ 70,551       $113,375
Add (Deduct):
   Previously capitalized interest
     charged against pretax earnings. . . .     8,776     14,887       9,545     11,552     22,158         55,629(e)
   Losses of less-than-50%-owned persons  .        23         26          99         32      1,104              3
   Fixed charges (see below)  . . . . . . .    98,633     90,107      85,169     84,788     85,988         40,436
   Reverse effect of inclusion of interest
     capitalized in fixed charges . . . . .   (44,253)   (37,460)    (34,161)   (33,956)   (33,011)       (13,945)
   Undistributed earnings of
     less-than-50%-owned persons  . . . . .   (11,690)   (10,521)    (10,305)    (3,594)      (914)        (1,688)
                                             --------   --------    --------   --------   --------       --------
                                             $111,973   $130,227    $110,369   $106,198   $145,876       $193,810
                                             ========   ========    ========   ========   ========       ========

FIXED CHARGES
Interest expense incurred
   Consolidated (a) (c) . . . . . . . . . .  $ 92,874   $ 84,025    $ 77,451   $ 75,252   $ 71,570       $ 33,566
   50%-owned persons  . . . . . . . . . . .     3,670      3,284       4,609      6,236      7,912          5,270
   Less-than-50%-owned persons  . . . . . .       -          -           -          -        3,032 (b)         -
                                             --------   --------    --------   --------   --------       --------
                                               96,544     87,309      82,060     81,488     82,514         38,836
Portion of rental expense
   representing interest (d). . . . . . . .     2,089      2,798       3,109      3,300      3,474          1,600
                                             --------   --------    --------   --------   --------       --------
                                             $ 98,633   $ 90,107    $ 85,169   $ 84,788   $ 85,988       $ 40,436
                                             ========   ========    ========   ========   ========       ========

RATIO OF EARNINGS TO FIXED CHARGES  . . . .      1.14       1.45        1.30       1.25       1.70           4.79
                                             ========   ========    ========   ========   ========       ========

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(a)  Consists of interest expense as reported in consolidated statements of earnings and interest expense related to finance operations which is reported as costs and expenses in the consolidated statements of earnings.
(b) Related to the Company's guaranty covering $58,667 of indebtedness of Belvieu Environmental Fuels (BEF), a 33.33%- owned entity, under which it could have been required to perform prior to the conversion of this indebtedness to a five-year term loan in August 1995.
(c) At July 31, 1995, the Company had outstanding guaranties of approximately $81,800 of indebtedness of less-than-50%-owned partnerships and approximately $4,400 of indebtedness of unaffiliated, nonprofit institutions under which it has not been, nor is it expected that it will be, required to perform. Fixed charges related to these outstanding borrowings, estimated at approximately $3,300 for the six-month period ended July 31, 1995, have been excluded from the reported fixed charges.
(d)  Represents one-third of rental expense under operating lease agreements.
(e) Second quarter real estate property write-downs included $48,707 of previously capitalized interest.